Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in the Registration Statements on Form S-3 (File Nos. 333-285145, 333-282731 and 333-267936) and the Registration Statements on Form S-8 (File Nos. 333-295027, 333-286109, 333-278693, 333-271272 and 333-268403) of RUM Group Inc. (collectively, the “Registration Statements”) of our report dated April 13, 2026, relating to the audit of the consolidated financial statements of Northern Data AG as of and for the years ended December 31, 2025 and 2024, which are incorporated by reference in this Current Report on Form 8-K/A. We also consent to the reference to our firm under the heading “Experts” in each of the Registration Statements.

/s/ Liebhart & Kollegen
Wirtschaftsprüfer Steuerberater

Liebhart & Kollegen
Wirtschaftsprüfer Steuerberater

Stuttgart

August 28, 2026